                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                JAGNOTES.COM INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.00001 Par Value Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    47008C106
                                    ---------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
                      (Date of Event which Requires Filing
                                  of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)
               [X]    Rule 13d-1(c)
               [ ]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 pages

--------------------------------------------             ----------------------
CUSIP No.  47008C106                             13G     Page  2  of  8   Pages
          -----------                                         ---    ---
--------------------------------------------             ----------------------
-------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Advisors, LLC

------ ------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------ ------------------------------------------------------------------------
    3  SEC USE ONLY


------ ------------------------------------------------------------------------
    4  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

-------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     0

              -----  ----------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY
    EACH      -----  ----------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0

              -----  ----------------------------------------------------------

                8    SHARED DISPOSITIVE POWER

                     0

-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------  -----------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]

------  -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

------  -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        00

------  -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 8 pages

--------------------------------------------             ----------------------
CUSIP No.  47008C106                             13G     Page  3  of  8   Pages
          -----------                                         ---    ---
--------------------------------------------             ----------------------
-------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Management, LLC

------ ------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------ ------------------------------------------------------------------------
    3  SEC USE ONLY


------ ------------------------------------------------------------------------
    4  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

-------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     0

              -----  ----------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY
    EACH      -----  ----------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0

              -----  ----------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     0

-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------  -----------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]

------  -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

------  -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        00

------  -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 8 pages

--------------------------------------------             ----------------------
CUSIP No.  47008C106                             13G     Page  4  of  8   Pages
          -----------                                         ---    ---
--------------------------------------------             ----------------------
-------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven A. Cohen

------ ------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------ ------------------------------------------------------------------------
    3  SEC USE ONLY


------ ------------------------------------------------------------------------
    4  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

-------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     0

              -----  ----------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY
    EACH      -----  ----------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0

              -----  ----------------------------------------------------------

                8    SHARED DISPOSITIVE POWER

                     0

-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------  -----------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]

------  -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

------  -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN

------  -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 8 pages

Item 1(a)        Name of Issuer:
                 --------------

                 JagNotes.com Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------

                 1415 Wyckoff Road, 2nd Floor
                 Farmingdale, New Jersey 07727

Items 2(a)       Name of Person Filing:
                 ---------------------

                 This statement is being filed by (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors"), (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") and (iii) Steven A. Cohen.

Item 2(b)        Address of Principal Business Office:
                 ------------------------------------
                 (i), (ii) and (iii):
                 777 Long Ridge Road
                 Stamford, Connecticut 06902

Item 2(c)        Citizenship:
                 -----------

                 (i):   Delaware
                 (ii):  Delaware
                 (iii): United States

Item 2(d)        Title of Class of Securities:
                 ----------------------------

                 Common Stock, par value $.00001 per share

Item 2(e)        CUSIP Number:
                 ------------

                 47008C106

Item 3           Not Applicable

Item 4.          Ownership:
                 ---------

The securities reported on herein are held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Capital Associates"). Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Accordingly, each of SAC Capital Advisors and SAC Capital Management may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Steven A. Cohen is the Managing Member, President and Chief Executive Officer of SAC Capital Advisors and the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of SAC Capital Management. Accordingly, Mr. Cohen may be deemed to be the beneficial owner of securities covered by this statement for purposes of Rule 13d-3 under the Exchange Act. Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Item 4(a)        Amount Beneficially Owned:
                 -------------------------

                 0

Item 4(b)        Percent of Class:
                 ----------------

                 0%

Item 4(c)        Number of shares as to which such person has:
                 --------------------------------------------

                 (i)    Sole power to vote or to direct the
                        vote: 0

                 (ii)   Shared power to vote or to direct the
                        vote:  0

                 (iii)  Sole power to dispose or to direct the
                        disposition of:  0

                 (iv)   Shared power to dispose or to direct the
                        disposition of:  0

Item 5           Ownership of Five Percent or Less of a Class:
                 --------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6           Ownership of More than Five Percent on Behalf of
                 Another Person:
                 ------------------------------------------------

                               Page 6 of 8 pages

                 SAC Capital Associates has the right to receive dividends on, and proceeds from the sale of, the shares reported on this statement as beneficially owned by SAC Capital Advisors, SAC Capital Management and Mr. Cohen.



                               Page 7 of 8 pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                 --------------------------------------------

                 Not Applicable

Item 8           Identification and Classification of Members
                 of the Group:
                 --------------------------------------------

                 Not Applicable

Item 9           Notice of Dissolution of Group:
                 ------------------------------

                 Not Applicable

Item 10          Certification:
                 -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 8 of 8 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2001



S.A.C. CAPITAL ADVISORS, LLC



By:/s/ Peter Nussbaum
   ---------------------------------
   Name:  Peter Nussbaum
   Title: Authorized Person



S.A.C. CAPITAL MANAGEMENT, LLC



By:/s/ Peter Nussbaum
   ---------------------------------
   Name:  Peter Nussbaum
   Title: Authorized Person



STEVEN A. COHEN


/s/ Peter Nussbaum
------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


                               Page 9 of 8 pages